As filed with the Securities and Exchange Commission on June 8, 2007

Registration No. 333-143453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Name of small business issuer in its charter)

Delaware	3550	62-1407522
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

Copies of communications to:

Joseph I. Emas

Attorney at Law

1224 Washington Avenue

Miami Beach, Florida 33139

(305) 531-1174

(305) 531-1274 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated June 8, 2007

PROSPECTUS

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

1,591,000 Shares of Common Stock

The shares of our common stock covered by this prospectus are being offered for sale by the selling stockholders identified in this prospectus on a delayed or continuous basis.

We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares covered by this prospectus, other than selling commissions.

The selling stockholders, or other pledgees, donees, transferees or other successors-in-interest of the selling stockholders, may offer and sell the shares from time to time in one or more transactions. Sales may be made on one or more exchanges, including the American Stock Exchange, in the over-the-counter market or in privately negotiated transactions at prevailing market prices or at negotiated prices. The selling stockholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions.

Our common stock trades on the American Stock Exchange under the symbol “HQS.” The last reported sale price of our common stock on the American Stock Exchange on May 29, 2007 was $10.67 per share.

Investing in our common stock involves a high degree of risk. See Risk Factors beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless the context otherwise requires, As used in this report, the terms “we”, “us”, “our”, “our company” or “HQS” refer to HQ Sustainable Maritime Industries, Inc., a Delaware corporation.

The date of this prospectus is June     , 2007

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

Summary

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below under “Where You Can Find More Information” and “Information Incorporated by Reference.” This summary does not contain all of the information that you should consider before investing in our common stock being offered by this prospectus. We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus and all applicable prospectus supplements relating to our common stock before making an investment decision.

About This Prospectus

This prospectus provides you with a general description of the common shares that the selling shareholders may offer. Each time a selling shareholder sells common shares, it is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the relevant selling shareholder, the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of ordinary shares. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date of the prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of the prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

About HQ Sustainable Maritime Industries, Inc.

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we have commenced the construction of our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers that are also free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for such other farmed operations in Hainan as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company and currently have a higher yearly profit margin than our aquaculture products. For the three months ended March 31, 2007, the marine bio and healthcare segment and the aquaculture product segment had sales to external customers of $2,219,486 and $5,630,244, respectively, and net income of $115,984 and $405,734, respectively. Although the first quarter of 2007 shows a higher contribution to net income originating from the aquaculture product segment than the marine bio and healthcare product segment, the historical yearly results indicate otherwise. For the year ended December 31, 2006, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $15,302,713 and $23,792,690, respectively, and net income of $7,339,374 and $1,273,290, respectively. For the year ended December 31, 2005, the marine bio and healthcare product segment and the aquaculture product segment had sales to external customers of $9,772,762 and $17,780,268, respectively, and net income of $4,116,398 and $1,003,857, respectively. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2007 in a similar ratio as 2006 and 2005. As the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed in 2007, we expect that the aquaculture product segment will begin to contribute a greater portion of sales and net income in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. Our telephone number at our United States headquarters is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

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Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

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International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

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Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

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We started building a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

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The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscience eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increase, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and healthcare product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus, including our consolidated financial statements and the related notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we currently deem immaterial may also adversely affect our business. If any of these risks materializes, the trading price of our common stock could fall and you might lose all or part of your investment.

This section includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. We do not maintain key man life insurance on the lives of these individuals. The loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 53.3% of our consolidated sales for the year ended December 31, 2006, three of which individually accounted for 13.8%, 12.2% and 11.7%, respectively, all related to the aquaculture product segment. At December 31, 2006, approximately 46.45% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company may materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated significantly greater yearly net income than the aquaculture product segment on a smaller amount of sales to external customers. In the financial years ended December 31, 2006 and 2005, the marine bio and healthcare product segment had sales of $15,302,713 and $9,772,762, respectively, compared to sales for the aquaculture product segment of $23,792,690 and $17,780,268, respectively. On those sales, however, for the financial years ended December 31, 2006 and 2005, the marine bio and healthcare product segment had net income of $7,339,374 and $4,116,398, respectively, compared to net income for the aquaculture product segment of $1,273,290 and $1,003,857, respectively. Therefore, the marine bio and healthcare product segment contributed approximately 85% of the yearly net income in 2006 and 80% in 2005, before unallocated items, in both periods. For the three months period ended March 31, 2007, the marine bio and healthcare segment and the aquaculture product segment had sales of $2,219,486 and $5,630,244, respectively, and net income of $115,984 and $405,734, respectively. Although the first quarter of 2007 shows a higher contribution to net income originating from the aquaculture product segment than the marine bio and healthcare product segment, the historical yearly results indicate otherwise. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2007 in a similar ratio as 2006 and 2005. The greater part of the proceeds of this offering, however, are intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. It is not anticipated that a change in the contribution to net income will be apparent between the segments until the 2008 fiscal year when the new processing plant and other aspects of the aquaculture expansion will be competed and operational. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock and the Offering

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of May 23, 2007, we had 7,891,504 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,018,752 shares of our common stock, and related Class A warrants to purchase up to 68,750 shares of our common stock, Class B warrants to purchase up to 250,833 shares of our common stock, Class C warrants to purchase up to 105,825 shares of our common stock, Class D warrants to purchase up to 167,200 shares of our common stock, stock purchase warrants to purchase up to 2,500 shares of our common stock and stock purchase warrants to purchase up to 200,000 shares of the common stock in connection with the November 2006 notes financing. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Immediately following this offering, our executive officers and directors and principal stockholders together will beneficially own approximately 96.48% of the total voting power of our outstanding voting capital stock. In particular, our three largest shareholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 95.84% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See “Principal Stockholders” for information about the ownership of common stock and Series A Preferred Stock by our executive officers, directors and principal stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in “Risk Factors,” beginning on page 3 of this prospectus, as well as those set forth in our other SEC filings incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

SELLING STOCKHOLDERS

The selling stockholders acquired the shares covered by this prospectus from us in connection with a financing consisting of two components: (a) promissory notes of the Company (“Note” or “Notes”), in the principal aggregate amount of $5,000,000 and (b) warrants (“Warrants”) registered in the name of each Investor to purchase an aggregate of up to 200,000 post-split shares of Common Stock. The shares are subject to transfer restrictions set forth in a registration rights and stock restriction agreement dated November 8, 2006 between us and the selling stockholders. The shares covered by this prospectus include the following in the aggregate: 1,250,000 common shares, representing 125% of the shares that may be issued pursuant to the conversion of the Notes; 250,000 common shares issueable upon exercise of the Warrants; and 24,000 common shares issueable upon conversion of the interest payments under the Notes. The following table provides information regarding the beneficial ownership of our common stock by the selling stockholders as of June 1, 2007 and upon completion of the sale of all the shares offered under this prospectus. However, this does not necessarily mean that any of the selling stockholders will sell any or all of the shares being registered. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares being offered by this prospectus.

For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the SEC. Under the rules, shares of our common stock issuable under options that are currently exercisable or exercisable within 60 days after June 1, 2007, are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. We have calculated the percentage beneficially owned based upon 7,891,504 shares of common stock outstanding as of May 23, 2007.

	Shares beneficially owned before offering						Number of shares to be offered (3)	Shares to be beneficially owned after offering
	Outstanding	Right to acquire		Total		Percent		Outstanding	Right to acquire(4)	Total	Percent(4)
The Tail Wind Fund Ltd. c/o Tail Wind Advisory and Management Ltd. 77 Long Acre London WC2E 9LB England (1)	0	867,102	(4)	867,102	(4)	9.9%	1,326,500	0	0	0	0
Solomon Strategic Holdings, Inc. Greenlands The Red Gap Castletown British Isles IM9 1HB (2)	—	180,000		180,000		2.3%	264,500	—	0	0	0

*	Less than one percent.

(1)	Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial. Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(2)	Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(3)	The Shares offered are in accordance with the registration rights Agreement between the Selling Shareholders and the Company.

(4)	Subject to the Ownership Limitation (defined below), The Tail Wind Fund Ltd. (“Tail Wind”) owns a total of 1,020,000 shares of Common Stock, including (i) 850,000 shares of Common Stock issuable upon conversion of $4,250,000 in principal amount of the issuer’s 6.5% Convertible Note Due November 1, 2009 issued to Tail Wind on November 8, 2006 (the “Notes”), and (ii) 170,000 shares of Common Stock issuable upon exercise of warrants issued to Tail Wind on November 8, 2006 (the “Warrants”). Because the number of shares of Common Stock into which Tail Wind’s Notes and Warrants are convertible and exercisable is limited, pursuant to the terms of such instruments, to that number of shares of Common Stock which would result in Tail Wind having beneficial ownership of 9.9% of the total issued and outstanding shares of Common Stock (the “Ownership Limitation”), Tail Wind disclaims beneficial ownership of any and all shares of Common Stock that would cause its beneficial ownership to exceed the Ownership Limitation. Therefore, in accordance with the Ownership Limitation, Tail Wind, based upon 7,891,504 shares of common stock outstanding, beneficially owns 867,102 shares of Common Stock and disclaims beneficial ownership of 152,898 shares of Common Stock.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees connected with the registration of these shares will be borne by us. Any brokerage commissions and similar expenses connected with selling the shares will be borne by the selling stockholders. The selling stockholders may offer and sell the shares covered by this prospectus from time to time in one or more transactions. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale, and they may sell shares on one or more exchanges, through the American Stock Exchange or other market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices at the time of sale, at fixed prices, at varying prices determined at the time of the sale or at negotiated prices. These transactions include:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	after the effectiveness of the applicable registration statement that covers the shares included in this prospectus, sell the shares short and redeliver the shares to close out short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares covered by this prospectus, which they may in turn resell; and

•	pledge shares to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

The selling stockholders may also sell any shares under Rule 144 rather than with this prospectus if the sale meets the requirements of that rule.

In effecting sales, the selling stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders and/or from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any selling stockholder and any broker-dealer or agent regarding the sale of any shares by the selling stockholders.

The selling stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares and will be subject to the prospectus delivery requirements of that act. Any profit that the selling stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of shares acquired as principal, may constitute underwriting discounts and commissions. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain liabilities under statutes including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Section 10(b) of and Rule 10b-5 under the Exchange Act.

The securities laws of some states may require the selling stockholders to sell the shares in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify the shares for sale in those states unless an exemption from registration and qualification is available and the selling stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.

If a selling stockholder notifies us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

•	the number of shares involved in the arrangement;

•	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase shares, as required;

•	the proposed selling price to the public;

•	any discount, commission or other underwriting compensation;

•	the place and time of delivery for the shares being sold;

•	any discount, commission or concession allowed, reallowed or paid to any dealers; and

•	any other material terms of the distribution of shares.

The selling stockholders will pay any underwriting discounts and commissions, any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling stockholders in disposing of the shares. We will pay the expenses we have incurred in connection with preparing and filing the related registration statements and this prospectus. The selling stockholders may indemnify any broker-dealer or agent that participates in transactions involving the sale of the shares against liabilities, including liabilities under the Securities Act.

Our common stock trades on the American Stock Exchange under the symbol “HQS.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-KSB for the fiscal year ended December 31, 2007 (as filed on March 20, 2007);

(b)	Amendment Number One to our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2006 (as filed on March 27, 2007);

(c)	Post- Effective Amendment Number One to Form Sb-2 (as filed on April 19, 2007);

(d)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 (as filed on May 15, 2007);

(e)	Our current report on Form 8-K dated May 17, 2007 (as filed on May 17, 2007);

(f)	Our current report on Form 8-K dated May 18, 2007 (as filed on May 21, 2007);

(g)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after June 1, 2007 and before the effectiveness of this registration statement, and (2) after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and

Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers, 1511 Third Avenue

Suite 788

Seattle, WA 98101

Telephone: (206) 621-9888

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Joseph I. Emas, P.A. Joseph I. Emas beneficially owns 13,000 shares of our common stock.

EXPERTS

Rotenberg & Company, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIR M

The Board of Directors

HQ Sustainable Maritime Industries, Inc. and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTENBERG & CO., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York

March 19, 2007

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

ASSETS

	December 31, 2006	December 31, 2005
CURRENT ASSETS
Cash and cash equivalents	$11,389,375	$5,140,159
Trade receivables, net of provisions	17,957,521	8,550,358
Inventories	708,858	557,464
Prepayments	384,693	131,864
Due from related parties, net of provisions	—	526,195
Tax recoverable	—	83,514

TOTAL CURRENT ASSETS	30,440,447	14,989,554

OTHER ASSETS
Deferred tax	817,577	926,623
Deferred expenses	1,305,197	500,000

	2,122,774	1,426,623
PROPERTY, PLANT AND EQUIPMENT, NET	7,619,606	8,000,503
CONSTRUCTION IN PROGRESS	1,196,453	—
INTANGIBLE ASSETS	473,200	—

TOTAL ASSETS	$41,852,480	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2006	December 31, 2005
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,822,510	$2,617,446
Bank loans	1,255,203	1,726,264
Taxes payable	175,160	73,245
Due to related parties	198,553	787,716
Due to directors	1,698,265	1,350,539
Current portion of promissory notes	1,227,672	—

TOTAL CURRENT LIABILITIES	8,377,363	6,555,210

OTHER LIABILITIES
Convertible promissory notes, net of discount	3,869,382	—

TOTAL LIABILITIES	12,246,745	6,555,210
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 6,416,856 (after reverse split) and 116,105,225 shares issued and outstanding as of December 31, 2006 and December 31, 2005 Respectively	6,417	116,105
Additional paid-in capital	25,441,626	15,574,752
Accumulated other comprehensive income	1,612,366	499,251
Retained earnings (Deficit)	(683,846)	(314,583)
Appropriation of retained earnings (reserves)	3,229,072	1,985,845

TOTAL SHAREHOLDERS’ EQUITY	29,605,735	17,861,470

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,852,480	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
SALES	$39,095,403	$27,553,030
COST OF SALES	21,917,345	16,002,911

GROSS PROFIT	17,178,058	11,550,119
SELLING AND DISTRIBUTION EXPENSES	591,376	301,630
MARKETING AND ADVERTISING	4,547,615	3,623,107
GENERAL AND ADMINISTRATIVE EXPENSES	4,673,679	2,421,781
DEPRECIATION AND AMORTIZATION	1,029,672	961,295
(RECOVERY OF) PROVISION FOR DOUBTFUL ACCOUNTS	(706,514)	(340,627)

INCOME FROM OPERATIONS	7,042,230	4,582,933
FINANCE COSTS	5,183,567	360,782
OTHER EXPENSES	16,731	327,059

INCOME BEFORE INCOME TAXES	1,841,932	3,895,092
INCOME TAXES
CURRENT	825,418	333,092
DEFERRED	142,550	307,902

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$873,964	$3,254,098

NET INCOME PER SHARE
– BASIC (AFTER REVERSE SPLIT)	$0.145	$0.633
– DILUTED (AFTER REVERSE SPLIT)	$0.145	$0.630

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING – BASIC (AFTER REVERSE SPLIT)	6,009,682	5,138,218

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING – DILUTED (AFTER REVERSE SPLIT)	6,038,123	5,165,613

The accompanying notes are an integral part of the consolidated financial statement

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock
	Share (after reverse split)	Par Value	Preferred Stock		Additional Capital
			Share	Par Value
Balance at January 1, 2005	95,055,123	$95,055	—	$—	$13,099,205

Issuance of common stock	21,050,102	21,050	—	—	2,375,647
Issuance preferred stock	—	—	100,000	100	99,900
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2005	116,105,225	$116,105	100,000	$100	$15,574,752

Adjustment of reverse split	(110,299,964)	(110,300)			110,300
Issuance of common stock and warrants	611,595	612	—	—	9,756,574
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2006	6,416,856	$6,417	100,000	$100	$25,441,626

The accompanying notes are an integral part of the consolidated financial statement

	Appropriation of retained earnings (reserves)	Accumulated other comprehensive income	Retained earnings (deficit)	Total
Balance at January 1, 2005	$1,146,316	$—	$(2,729,152)	$11,611,424

Issuance of common stock	—	—	—	2,396,697
Issuance of preferred stock	—	—	—	100,000
Net income for the year	—	—	3,254,098	3,254,098
Transfer to reserve	839,529	—	(839,529)	—
Foreign currency translation adjustment	—	499,251	—	499,251

Balance at December 31, 2005	$1,985,845	$499,251	$(314,583)	$17,861,470

Issuance of common stock and warrants	—	—	—	9,757,186
Net income for the year	—	—	873,964	873,964
Transfer to reserve	1,243,227	—	(1,243,227)	—
Foreign currency translation adjustment	—	1,113,115	—	1,113,115

Balance at December 31, 2006	$3,229,072	$1,612,366	$(683,846)	$29,605,735

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
OPERATING ACTIVITIES
Net income	$873,964	$3,254,098
Non-cash items:
Depreciation and amortization	1,029,672	961,295
Loss on disposal of property, plant and equipment	5,791	105,476
Financial and other non-cash services	5,887,249	—
Deferred income taxes	109,046	283,167
Change in non-cash working capital items:
Trade receivables, net of provisions	(9,407,163)	(3,116,268)
Inventories	(151,394)	(328,900)
Prepayments	(252,829)	(129,932)
Tax recoverable	185,429	71,334
Accounts payable and accrued expenses	1,205,064	(1,587,184)
Due to related parties	(62,968)	563,035
Due to directors	347,726	1,141,175

Cash flow (used in) from operating activities	(230,413)	1,217,296

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(281,502)	(15,401)
Acquisition of deferred expenses	(983,060)	(500,000)

Construction in progress	(1,196,453)	—
Acquisition of intangible assets	(550,000)	—

Cash flow used in investing activities	(3,011,015)	(515,401)

FINANCING ACTIVITIES
Bank loans	(471,061)	(2,731,567)
Convertible promissory notes issued, net of cash repayments	9,112,554	—
Proceed from issuance of common stock	32,300	2,141,275
Cash flow from (used in) financing activities	8,673,793	(590,292)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,432,365	111,603
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	816,851	477,051
Cash and cash equivalents, beginning of year	5,140,159	4,551,505

Cash and cash equivalents, end of year	$11,389,375	$5,140,159

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$227,543	$230,090

Taxes paid	$653,479	$260,749

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through cooperative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

2.	BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries (“The Group”). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A.	CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B.	INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement	10 - 40 years

Plant and machinery	5 - 10 years

Motor vehicles	5 years

Office equipment and furnishings	5 years

D.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2006 and 2005 due to the relatively short-term nature of these instruments.

E.	INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F.	GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G.	RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H.	FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

I.	USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

J.	REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K.	EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L.	SEGMENTS

No geographical segment analysis is provided for the year ended December 31, 2006 and 2005, as less than 10% of consolidated revenue and less than 10% consolidated income from operations is attributable to the segment other than the Mainland China.

Business Segment for the year ended December 31, 2006

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$23,792,690	$15,302,713	$—	$39,095,403

General and administrative expenses	1,264,378	883,197	2,526,104	4,673,679
Depreciation and amortization	632,525	301,191	95,956	1,029,672
Selling and distribution expenses	233,641	357,735	—	591,376
Marketing and advertising	—	4,547,615	—	4,547,615
Finance costs	(10,201)	73,153	5,120,615	5,183,567
Provision/(recovery) of doubtful accounts	193,896	(900,410)	—	(706,514)
Income before income taxes	1,733,928	7,846,704	(7,738,700)	1,841,932
Income taxes	460,638	507,330	—	967,968
Net income/(loss) for the year	$1,273,290	$7,339,374	$(7,738,700)	$873,964

Segment assets	$24,019,621	$16,270,332	$1,562,527	$41,852,480

Segment liabilities	$1,810,912	$2,388,875	$8,046,958	$12,246,745

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

Business Segment for the year ended December 31, 2005

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,780,268	$9,772,762	$—	$27,553,030

General and administrative expenses	427,813	142,482	1,851,486	2,421,781
Depreciation and amortization	650,804	304,719	5,772	961,295
Selling and distribution expenses	157,570	144,060	—	301,630
Marketing and advertising	—	3,623,107	—	3,623,107
Finance costs	227,701	124,173	8,908	360,782
Provision/(recovery) of doubtful accounts	91,276	(431,903)	—	(340,627)
Income before income taxes	1,357,080	4,404,169	(1,866,157)	3,895,092
Income taxes	353,223	287,771	—	640,994
Net income/(loss) for the year	$1,003,857	$4,116,398	$(1,866,157)	$3,254,098

Segment assets	$14,212,919	$9,059,564	$1,144,197	$24,416,680

Segment liabilities	$3,070,504	$2,106,884	$1,377,822	$6,555,210

M.	COMPREHENSIVE INCOME

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

N.	CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

O.	SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

P.	ADVERTISING COSTS

Advertising costs are expensed as incurred.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

Q.	NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted- average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

R.	DEFERRED EXPENSES

Deferred expenses represent essentially (1) the unamortized portion of finders’ fees related to the convertible promissory notes issued in January and November 2006, and (2) payments to consultants in 2006 in regards to a financing estimated to be completed in 2007.

S.	RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 154 and believes that the impact on its consolidated financial statements is immaterial for the year ended December 31, 2006.

In November 2005, the FASB issued Staff Position (“FSP”) FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), Share-Based Payment, or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109) (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, de-recognition and measurement of uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements. We have not determined whether the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for an employer with publicly traded equity securities as of the end of the first fiscal year ending after December 15, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, effective for fiscal years ending after December 15, 2008. As such, the Company is required to recognize the funded status of its defined benefit postretirement plan and to provide the required disclosures at the beginning of the fiscal year ended June 30, 2009. The Company is currently evaluating the impact of SFAS 158 on its financial statements.

4.	TRADE RECEIVABLES

The Group’s trade receivables at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Trade receivable	$18,017,387	$9,287,360
Less: Allowance for doubtful accounts	59,866	737,002

	$17,957,521	$8,550,358

The activity in the Group’s allowance for doubtful accounts during the year ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005
Balance at beginning of year	$737,002	$1,056,859
Less: recovery during the year	(706,514)	(340,627)
Exchange difference transfer to exchange reserve	29,378	20,770

Balance at end of year	$59,866	$737,002

5.	PROPERTY, PLANT AND EQUIPMENT, NET

	2006	2005
Cost:
Buildings and leasehold improvement	$3,103,514	$2,884,010
Plant and machinery	8,784,507	8,336,665
Motor vehicles	83,642	55,993
Office equipment and furnishings	157,021	135,552

	12,128,684	11,412,220
Less: Accumulated depreciation:
Buildings and leasehold improvement	444,143	357,734
Plant and machinery	3,916,222	2,929,515
Motor vehicles	40,780	35,877
Office equipment and furnishings	107,933	88,591

	4,509,078	3,411,717

Property, plant and equipment, net	$7,619,606	$8,000,503

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

Depreciation expenses relating to property, plant and equipment was $952,872 and $961,295 for the year ended December 31, 2006 and 2005, respectively.

6.	INVENTORIES

The Group’s inventories at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$62,560	$63,822
Work-in-progress	109,859	23,082
Finished goods	536,439	470,560

	$708,858	$557,464

7.	PREPAYMENT

The Group’s prepayment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Advances to suppliers	$281,780	$1,888
Prepaid expenses	102,913	129,976

	$384,693	$131,864

8.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Accounts payable	$414,652	$273,101
Accrued expenses	3,407,858	2,344,345

	$3,822,510	$2,617,446

9.	BANK LOANS

As at December 31, 2006, the Group has an expired loan from bank at an amount of $1,255,203 bearing an interest of 5.58% per annum. The Company has extended the maturity of this loan to April 18, 2007. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

10	RELATED PARTY TRANSACTIONS

The net amounts due to related parties at December 31, 2006 and December 31, 2005 are non-interest bearing and are without terms of maturity. They consist mainly of net advances from shareholders of the Company and are shown in the current liabilities as management expects those advances to be repaid during the next year.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

11	CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock (after reverse split). The Company follows EITF 00-27, the issue 98-5 model in recording the convertible notes and warrants in its financial statements. The Notes shall accrue interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $7.00 (to be repriced at $6.00 in 2007). The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $8.00 ( to be repriced at $6.00 in 2007). The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 1,741,667 shares of Common Stock (87,083 shares after reverse split) similar to and carrying the same rights as the Class B Warrants issuable to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 4,000,000 shares (200,000 after reverse split) of our Common Stock. The Notes are convertible into shares of the Company’s $0.001 par value Common Stock at a per share conversion price of $0.25 per share ($5.00 after reverse split), such conversion price to be adjusted after the reverse stock split. The Warrants expire on the fifth 5th anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $0.25 ($5.00 after reverse split) per share of Common Stock, to be adjusted after the reverse stock split.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

12.	INCOME TAXES

HQOF, registered in the PRC, is subject to state and local income taxes within the PRC at the applicable tax rate as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to wholly-owned foreign enterprises. HQOF was subject to a tax rate of 7.5% from the years of 2003 to 2005. HQOF was entitled to a two-year tax free and three-year half-tax holidays from 2001 commencing with its first profit-making year. Furthermore, the other wholly-owned subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with its first profit-making year. Jiahua Marine was subject to a tax rate of 7.5% up to December 2006. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2006 is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15.0%	15.0%
Tax holidays and concessions	—%	(7.5%)

Effective tax rate	15.0%	7.5%

The Group’s income before income taxes was comprised of the following for the year ended December 31, 2006 and 2005, respectively:

	2006	2005
United States	$(7,515,611)	$(1,657,206)
Canada	(187,602)	(203,521)
PRC	9,545,145	5,755,819

	$1,841,932	$3,895,092

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States or Canada. The provisions for income taxes for the year ended December 31, 2006 and 2005, respectively, are summarized as follows:

	2006	2005
PRC only:
Current	$825,418	$333,092
Deferred	142,550	307,902

	$967,968	$640,994

Taxes recoverable (payable) as at December 31, 2006 and 2005 comprise the following:

	2006	2005
Balance at January 1	$10,269	$—
Income tax provided for the year	(825,418)	287,771
Income tax paid during the year	653,479	(215,428)
Exchange difference transfer to exchange reserve	(13,490)	902

Balance at December 31	$(175,160)	$73,245

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

13.	DEFERRED TAX

Deferred tax assets as at December 31, 2006 and 2005 comprise the following:

	2006	2005
Balance at January 1	$926,623	$1,209,790
Deferred tax written off for the year	(142,550)	(307,902)
Exchange difference transfer to exchange reserve	33,504	24,735

Balance at December 31	$817,577	$926,623

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

14.	APPROPRIATION OF RETAINED EARNINGS (RESERVES)

The reserves are comprised of the following:

	2006	2005
Statutory surplus reserve	$2,128,084	$1,299,266
Public welfare reserve	1,064,042	649,633
Capital reserve	36,946	36,946

	$3,229,072	$1,985,845

The reserves are disclosed separately in the statement of changes in equity as appropriation of retained earnings. Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the Companies, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserves, as determined by the Board of Directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserves, consisting of the statutory surplus reserve and public welfare reserve. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their net income, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

15.	EMPLOYEE STOCK OPTION PLAN

In December 2004, our Board of Directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

employees for valuation purposes, as well as to several of our employees. The following number of share options and related values are shown after giving effect to the reverse stock split that occurred in January 2007. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $5.60. Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 25,000 stock options. Lillian Wang, the Chairman of our Board of Directors, received 25,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 25,000 stock options; and Fusheng Wang, director (who resigned in 2006) and Honorary Chairman and father of Ms. Wang, received 50,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 10,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant , with the remaining 50% vesting as follows:  1/3 on June 16, 2005,  1/3 on June 16, 2006, and the remaining  1/3 on June 16, 2007. Further, at the same date, our Board of Directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows:  1/3 on June 16, 2005,  1/3 on June 16, 2006, and the remaining  1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our Board of Directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 250,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our Board of Directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

Information concerning the plan incentive and non-qualified stock options is as follows:

	Options Shares	Options Price Per Share
December 31, 2004 (Vested)	200,000	$5.60
Options vested	16,667	$5.60
Options cancelled/forfeited	—
Options exercised	10,000	$5.60
December 31, 2005 (Vested)	206,667	$5.60
Options vested	16,667	$5.60
Options canceled/forfeited	—
Options exercised	25,000	$5.60
December 31, 2006 (Vested)	198,334	$5.60

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

The table below summarizes information with respect to stock options outstanding as of December 31, 2006:

Exercise Price	Options Outstanding	Remaining Contractual Life	Options Exercisable	Exercise Price of Exercisable Options
$5.60	198,334	Up to June 2014	198,334	$5.60

The aggregate intrinsic value of the options outstanding as at December 31, 2006 is $39,667. Since no options were granted in 2005 and 2006, the weighted average fair value of options granted under the plan during fiscal years 2006 and 2005 was $NIL and $NIL, respectively.

The Company has ceased to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net income and net income per share would have been increased to the following pro forma amounts:

	For the years ended December 31,
	2006	2005
Net income
As reported	$873,964	$3,254,098
Pro forma	$873,964	$3,254,098
Earnings per share, basic (after reverse split)
As reported	$0.145	$0.633
Pro forma	$0.145	$0.630

16.	SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group’s five largest customers accounted for 53.3% of the consolidated sales for the year ended December 31, 2006. Of those five customers, three are in excess of 10% of consolidated sales, 13.8%, 12.2% and 11.7% of consolidated sales, or an aggregate of 37.7%.

At December 31, 2006, approximately 46.45% of trade receivables were from trade transactions with the aforementioned five largest customers.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

For the year ended December 31, 2005, the Group’s five largest customers accounted for 62.6% of the consolidated sales for the year. Of those five customers, three were in excess of 10& of consolidated sales, with 17.0%, 14.6% and 13.7% of the consolidated sales, or an aggregate of 45.3%.

At December 31, 2005, approximately 55.45% of trade receivables were from trade transactions with the aforementioned five largest customers.

17.	WARRANTIES

The Group did not incur any warranty costs for both years ended December 31, 2006 and 2005.

18.	COMMITMENTS AND CONTINGENCIES

A.	CAPITAL COMMITMENTS

As of December 31, 2006, the Group has capital commitments of amounting to $290,746 for upgrading and improving the marine bio and health product factory. For Feed Mill, there has capital commitments of amounting to $256,164 for purchase of land use right.

B.	LEASE COMMITMENTS

The Company has entered into operating leases, for rental of office space and other services, which expire on different dates. The minimum future payments under these commitments for the next five years are as follows:

2006
2007	$64,448
2008	64,448
2009	64,448
2010	64,448
2011	64,448
Thereafter	24,977

Total	$347,217

C.	LEGAL PROCEEDINGS

The Company has been named as co-defendant in a lawsuit that has been brought by a debtor and its trustees against certain affiliates of the Company. The amount claimed is $1,500,000. The Company is vigorously defending this claim as it believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

Furthermore, on February 22, 2007, the Company was served an action for recovery of consulting fees from a service supplier. The amount claimed by that supplier is $4.75 million. The Company will vigorously defend this action as management believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

19.	CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a stated par value of $0.001 per share. Common stock issued and outstanding as of December 31, 2006 and 2005 was 6,416,856 (after reverse split) and 116,105,225 (5,805,261, after reverse split) respectively.

Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share. Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares.

During the years ended December 31, 2006 and 2005, the Company issued 611,595 and 1,052,505 (after reverse split) common shares amounting to net proceeds of $32,300 and $2,396,697, respectively. The amounts recorded in the accompanying financial statements are net of costs incurred in raising capital.

20.	EARNINGS PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2006.

	2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income available to common shareholders	$873,964	6,009,682	$0.145
Effect of dilutive securities stock options issued to employees and investors	—	28,441	—

Diluted EPS
Net income available to common stockholders plus assumed conversions	$873,964	6,038,123	$0.145

21.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

22.	SUBSEQUENT EVENTS

On January 31, 2007, the Company completed a 1-for-20 reverse stock split. The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding as of December, 2006 from approximately 128,337,120 shares to approximately 6,416,856 shares (not giving effect to rounding up to 100 shares where appropriate). The reduction in the number of outstanding shares will affect the presentation of

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006 AND 2005

stockholders’ equity in our balance sheet. Its effect in the stockholders’ equity is already shown in the financial statements for the year ended December 31, 2006. Because the par value of the shares of our common stock is not changing as a result of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital.

At the end of December 2006, the Company has applied for listing on the American Stock Exchange. Management expects the process to be completed during the first half of 2007.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS

	March 31, 2007 (Unaudited)	December 31, 2006 (Audited)
CURRENT ASSETS
Cash and cash equivalents	$11,172,159	$11,389,375
Trade receivables, net of provisions	17,726,980	17,957,521
Inventories	566,930	708,858
Prepayments	582,374	384,693

TOTAL CURRENT ASSETS	30,048,443	30,440,447

OTHER ASSETS
Deferred taxes	825,327	817,577
Deferred expenses	1,167,927	1,305,197

	1,993,254	2,122,774
PROPERTY, PLANT AND EQUIPMENT, NET	7,480,555	7,619,606

CONSTRUCTION IN PROGRESS	1,495,894	1,196,453

INTANGIBLE ASSETS	427,400	473,200

TOTAL ASSETS	$41,445,546	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2007 (Unaudited)	December 31, 2006 (Audited)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,569,042	$3,822,510
Bank loans	1,202,453	1,255,203
Tax payable	66,124	175,160
Due to related parties	266,156	198,553
Due to directors	1,566,668	1,698,265
Current portion of promissory notes	709,308	1,227,672

TOTAL CURRENT LIABILITIES	7,379,751	8,377,363

OTHER LIABILITIES
Convertible promissory notes, net of discount	3,772,173	3,869,382

TOTAL LIABILITIES	11,151,924	12,246,745

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 6,978,247 and 6,416,856 shares issued and outstanding as of March 31, 2007 and December 31, 2006 respectively	6,978	6,417
Additional paid-in capital	27,419,867	25,441,626
Accumulated other comprehensive income	1,887,946	1,612,366
Retained earnings (deficit)	(2,303,091)	(683,846)
Appropriation of retained earnings (reserves)	3,281,822	3,229,072

TOTAL SHAREHOLDERS’ EQUITY	30,293,622	29,605,735

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,445,546	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006 (Restated)
SALES	$7,849,730	$6,885,340
COST OF SALES	5,259,284	4,353,455

GROSS PROFIT	2,590,446	2,531,885
SELLING AND DISTRIBUTION EXPENSES	98,613	69,168
MARKETING AND ADVERTISING	1,244,086	1,112,735
GENERAL AND ADMINISTRATIVE EXPENSES	972,937	1,003,470
DEPRECIATION AND AMORTIZATION	294,685	234,448
PROVISION FOR DOUBTFUL ACCOUNTS	221,800	183,930

LOSS FROM OPERATIONS	(241,675)	(71,866)
FINANCE COSTS	1,268,205	1,017,000
OTHER (INCOME)/EXPENSES	(9,197)	36,167

LOSS BEFORE INCOME TAXES	(1,500,683)	(1,125,033)
INCOME TAXES
CURRENT	65,812	83,385
DEFERRED	—	34,885

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS	$(1,566,495)	$(1,243,303)

NET INCOME PER SHARE
BASIC AND DILUTED (AFTER REVERSE SPLIT)	$(0.23)	$(0.21)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING
BASIC AND DILUTED (AFTER REVERSE SPLIT)	6,676,826	5,840,167

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Unaudited)

	2007	2006
OPERATING ACTIVITIES
Net loss	$(1,566,495)	$(1,243,303)
Non-cash items :
Depreciation and amortization	294,685	234,448
Financial and other non-cash services	1,188,505	857,597
Change in non–cash working capital items:
Inventories	141,928	(443,149)
Trade receivables, net of provisions	230,541	967,549
Prepayments	(197,681)	(245,766)
Deferred taxes	—	34,885
Accounts payables and accrued expenses	(253,468)	(784,892)
Taxes (recoverable)/payable	(109,036)	10,139

Cash flow used in operating activities	(271,021)	(612,492)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(39,457)	(31,692)
Construction in progress	(299,441)	—

Cash flow used in investing activities	(338,898)	(31,692)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	120,000	272,800
Convertible promissory notes issued, net of cash repayments	—	5,225,000
Due (to)/from directors	(131,597)	194,458
Receipts/(repayment) from/(to) related parties	67,603	(170,864)
Bank loan repayments	(52,750)	(517,879)
Deferred expenses	137,270	(450,938)

Cash flow from financing activities	140,526	4,552,577

NET CHANGE IN CASH AND CASH EQUIVALENTS	(469,393)	3,908,393
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	252,177	(8,130)
Cash and cash equivalents, beginning of period	11,389,375	5,140,158

Cash and cash equivalents, end of period	$11,172,159	$9,040,421

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$17,593	$33,351

Taxes paid	$176,820	$73,245

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for services	$—	$100,500

The accompanying notes are an integral part of the financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

MARCH 31, 2007

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of HQ Sustainable Maritime Industries, Inc., (HQSM), have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10–QS and Item 310(b) of Regulation S–B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in the Company’s Annual Report Form 10–KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 - NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly–owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly–owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSB being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino–Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio–Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio–products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly–owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

The Group is principally engaged in the vertically integrated business of aquaculture through co–operative supply agreements, ocean product harvesting, and processing and sales of farm–bred and ocean harvested aquatic products. The principal products of HQOF are cross–bred hybrid of tilapia and white–legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio–products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio–Product Company Limited (100% hold subsidiary of Sealink) is Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were diluted.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at March 31, 2007 and December 31, 2006 due to the relatively short-term nature of these instruments.

NOTE 6 - INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of inventories on a regular basis and record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

The inventories at March 31, 2007 and December 31, 2006 are summarized as follows:

	March 31, 2007	December 31, 2006
Raw materials	$71,706	$62,560
Work-in-progress	69,362	109,859
Finished goods	425,862	536,439

	$566,930	$708,858

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

NOTE 7 - FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

NOTE 8 - INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company’s subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 15% and 7.5%, respectively during this quarter. HQOF and Jiahua Marine were entitled to a two–year tax exempted and three–year half tax rate holiday from 2001 and 2002 commencing with the first profit–making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15.0%	15.0%
Tax holidays and concessions	—	(7.5)%

Effective tax rate	15.0%	7.5%

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

NOTE 9 - BANK LOAN

The outstanding bank loan is renewed until April 18, 2008, at a rate of approximately 6.4% per annum. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

NOTE 10 - CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock. The Company follows EITF 00–27, the issue 98–5 model in recording the convertible notes and warrants in its financial statements. The Notes are accruing interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 payable in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, up to January 25, 2008.

One Class A Warrant and one Class B Warrant were issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A or B Warrant shall be $6.00 . The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 87,083 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 200,000 shares of our Common Stock. The Notes are convertible into shares of the Company’s $0.001 par value Common Stock at a per share conversion price of $5.00 per share. The Warrants expire on the fifth (5th) anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $5.00 per share of Common Stock.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

NOTE 11 - SEGMENTS

No geographical segment analysis is provided for the three months ended March 31, 2007 and 2006, respectively, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended March 31, 2007

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$5,630,244	$2,219,486	$—	$7,849,730

General and administrative expenses	126,643	63,916	782,378	972,937
Depreciation and amortization	165,695	75,877	53,113	294,685
Selling and distribution expenses	56,337	42,276	—	98,613
Marketing and advertising	—	1,244,086	—	1,244,086
Finance costs	(5,495)	11,460	1,262,240	1,268,205
(Recovery)/provision of doubtful accounts	(2,234)	224,034	—	221,800
Income/(loss) before taxes	439,310	148,220	(2,088,213)	(1,500,683)
Income taxes	33,576	32,236	—	65,812
Net Income/(loss) for the period	$405,734	$115,984	$(2,088,213)	$(1,566,495)

Segment assets	$24,970,607	$16,176,596	$298,343	$41,445,546

Segment liabilities	$1,917,004	$2,047,028	$7,187,892	$11,151,924

Business segment for the three months ended March 31, 2006

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$4,673,498	$2,211,842	$—	$6,885,340

General and administrative expenses	155,566	22,621	825,283	1,003,470
Depreciation and amortization	153,923	77,928	2,597	234,448
Selling and distribution expenses	49,507	19,661	—	69,168
Marketing and advertising	—	1,112,735	—	1,112,735
Finance costs	3,244	30,478	983,278	1,017,000
Provision of doubtful accounts	171,958	11,972	—	183,930
Income/(loss) before taxes	79,771	606,333	(1,811,137)	(1,125,033)
Income taxes	71,738	46,532	—	118,270
Net income (loss) for the period	$8,033	$559,801	$(1,811,137)	$(1,243,303)

Segment assets	$14,991,215	$9,221,777	$8,986,020	$33,199,012

Segment liabilities	$2,699,070	$1,709,294	$6,195,646	$10,604,010

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

NOTE 12 - CAPITAL COMMITMENT

As of March 31, 2007, the Group has capital commitments amounting to $211,704 for upgrading and improving the marine bio and health product factory. For feed mill, there is capital commitments amounting to $129,296 for the purchase of land use right.

NOTE 13 - RECENT PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109) (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, de–recognition and measurement of uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements. We have not determined whether the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for an employer with publicly traded equity securities as of the end of the first fiscal year ending after December 15, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

MARCH 31, 2007

of the date of its year–end statement of financial position, effective for fiscal years ending after December 15, 2008. As such, the Company is required to recognize the funded status of its defined benefit postretirement plan and to provide the required disclosures at the beginning of the fiscal year ended June 30, 2009. The Company is currently evaluating the impact of SFAS 158 on its financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

NOTE 15 - LEGAL PROCEEDINGS

With the exception of the proceeding described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self–regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On June 1, 2006, a complaint was filed by Bank of China in the Superior Court (Commercial Division) in Quebec, Canada, against certain affiliates of our company in which we were named as a co-defendant in this lawsuit. This complaint has been terminated by an “Agreement of receipt, mutual release and discharge” signed on May 14, 2007, which was filed with the Superior Court (Commercial Division) in Quebec, Canada. This was completed for an amount settled by the Directors of the Company and has no material impact on the Company.

Furthermore, on February 22, 2007 Stag Management Canada Ltd. served an action for recovery of “consulting fees” against HQ Sustainable Maritime Industries Inc, based upon a service agreement. The action was filed in the Quebec Superior Court. The claim is for the sum of US$ 4.75 Million. We will vigorously defend this action as management believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

The company is in an arbitration proceeding with an advisor of one of its subsidiaries for dispute on certain expenses reimbursements and fees.

NOTE 16 – SUBSEQUENT EVENTS

American Stock Exchange (AMEX) has approved the application of HQ Maritime Industries, Inc. for the listing of a total of 13,966,226 shares of common stock, $0.001 par value. The trading of the Company’s shares is scheduled to commence on May 17, 2007.

The outstanding bank loan was renewed until April 18, 2008, at a rate of approximately 6.4% per annum. The loan is secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by us in connection with the issuance and distribution of the shares being registered. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$512
Printing and engraving expenses	$100
Accounting fees and expenses	$500
Legal fees and expenses	$1,000
Miscellaneous	$388

Total	$2,500

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with each of our directors and certain of our officers and top management personnel and anticipate that we will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that we will pay certain amounts incurred by our directors in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. For directors, such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if the director is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. The indemnification agreements with our officers are slightly more restrictive. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers. Our by-laws provide similar indemnification for officers and directors.

The effect of these provisions would be to permit indemnification for liabilities arising under the Securities Act of 1933, as amended.

Section 102(b)(7) of the Delaware Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of our directors to us or our stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation

Law or (iv) any transaction from which the director derived an improper personal benefit. Article 10 of our certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description
3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Incorporation, dated January 3, 2007, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5.1	Opinion of Joseph I. Emas, P.A.*

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004.

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

Exhibit Number	Description

10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.21	Form of Class C Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.22	Form of Class D Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

23.1	Consent of Rotenberg & Co. LLP.*

23.2	Consent of Joseph I. Emas, P.A.(included in Exhibit 5.1).*

24	Power of Attorney (included on signature page to this Registration Statement).**

*	Filed herein.
**	Filed previously.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Amendment No. 1 to Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in June 8, 2007, on the date specified below.

Dated: June 8, 2007

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ NORBERT SPORNS
Name:	Norbert Sporns
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, Form S-3 has been signed by the following persons in the capacities on June 8, 2007:

Signature	Title	Date

/S/ NORBERT SPORNS Norbert Sporns	Chief Executive Officer, President and Director (Chief Executive Officer)	June 8, 2007

* Lillian Wang Li	Chairman of the Board, Secretary and Director	June 8, 2007

* Harry Wang Hua	Chief Operating Officer and Director	June 8, 2007

* Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller (Principal Financial Officer)	June 8, 2007

* Jacques Vallée	Director	June 8, 2007

* Fred Bild	Director	June 8, 2007

* Daniel Too	Director	June 8, 2007

* Joseph I. Emas	Director	June 8, 2007

* Andrew Intrader	Director	June 8, 2007

*BY:	/s/ NORBERT SPORNS
Norbert Sporns
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Joseph I. Emas, P.A.

23.1	Consent of Rotenberg & Co. LLP